EXHIBIT 4.5

MANAGEMENT SERVICES AGREEMENT

THIS AGREEMENT dated for reference the 1st day of January 1999

BETWEEN:

AUTUMN INDUSTRIES INC., a company duly incorporated under the laws of the Province of British Columbia and having its registered and records office at 1200-999 West Hastings Street, Vancouver, British Columbia, V6Z 1B4

(hereinafter referred to as the "Company")

OF THE FIRST PART

AND

CORNERSTONE TRAINING STABLES INC., a company duly incorporated under the laws of the Province of British Columbia and having an address of 5670-264th Street, Aldergrove, BC V4W 1P3

(hereinafter referred to as the "Cornerstone")

OF THE SECOND PART

AND

GERALD W. MAZZEI OF 5670-264TH Street, Aldergrove, BC V4W 1P3

(hereinafter referred to as "Mazzei" ) OF THE THIRD PART

WHEREAS:

  The Company wishes to employ Cornerstone to provide management services to it on the terms and conditions hereinafter set forth.

  Cornerstone has been providing management services to the Company since January 1, 1999 and the parties hereto wish to formalize the terms of this engagement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and of the covenants and agreements hereinafter contained the parties hereto have agreed as follows:

1. ENGAGEMENT OF SERVICES

    The Company hereby employs Cornerstone to provide management services to the Company under the direction of the Company's Board of Directors. Cornerstone hereby agrees to perform the duties required of it in accordance with the terms of this agreement. Such management services are to include:

      chairing Board of Directors Meetings;

      assistance in determining the strategic direction for the Company;

      identification of potential external sources of ash flow for the Company;

      liaising with brokers and investor relations;

      identifying potential customers and contracts for the Company;

      identifying potential joint participant partners and merger targets for the Company;

      traveling to customer or potential customer locations on an as needed basis;

      liaising with current and potential product suppliers of the Company;

      traveling to locations of product suppliers and potential product suppliers of the Company on an as needed basis.

  TERM OF EMPLOYMENT AND TERMINATION

    The term of this Agreement shall be for a period of five (5) years, commencing on the date hereof and continuing thereafter unless and until terminated as hereinafter provided.

    This Agreement will be deemed to be renewed after the initial five (5) year term unless the Company or Cornerstone provides not less than sixty (60) days written notice of their intention not to renew.

    This Agreement may be terminated in the following manner in the following circumstances:

  At any time by notice in writing from the Company to Cornerstone, for cause;

  At any time by two (2) years notice in writing given by the company to Cornerstone; and

  At any time by three (3) months notice n writing given by Cornerstone to the Company.

  REMUNERATION

    The Company shall pay to Cornerstone for all services rendered hereunder:

  the sum of Five Thousand Dollars ($5,000.00) per month, ($60,000 per annum) excluding GST, payable on the last day of each month;

  Cornerstone's out of pocket expenses incurred on behalf of the Company. In respect of expenses, Cornerstone shall provide statements and vouchers to the Company as and when required by it.

    The Employee shall be entitled to the following medical and other benefits which, from time to time, may be modified by the Company:

  Basic & Extended Health & Dental (including W.I. & L.T.D.);

  RPP and RRSP Programs; and

  Disability Insurance.

    It is understood that the remuneration provided herein is inclusive of payment for statutory holidays and all other public holidays proclaimed by the federal, provincial or municipal governments.

    The amount payable to Mazzei hereunder may be altered from time to time during the term of this Agreement by mutual agreement between the parties.

  USE OF VEHICLE

    In the event Mazzei is required to use his own vehicle on Company business, then he shall be reimbursed by the Company for the use of the vehicle at a rate to be determined by the Company, which may be amended from time to time.

  CONFIDENTIAL INFORMATION

    Mazzei covenants and agrees with the Company that he will not, either during the term of this Agreement or at any time thereafter, disclose or reveal in any manner whatsoever to any other person, firm or corporation, nor will he use, directly or indirectly, for any purpose other than the purposes of the Company, the private affairs of the Company or any confidential information which he may acquire during the term of this Agreement with relation to the business and affairs of the Company and also the affairs of its directors, officers and shareholders.

    Upon termination of Mazzei's employment, Mazzei shall deliver up to the Company all documents, papers, plans, materials and other property of or relating to the affairs of the Company which may then be in his possession or under his control

  RESTRICTIVE COVENANT

    During the term of this Agreement and for a period of one (1) year after termination of this Agreement, and whether or not such termination is for cause, Mazzei agrees that he will not, directly or indirectly, as an individual, member, employee, agent of a firm, as a shareholder, director, officer, employee or agent of a corporation, or as part of any other organization or group, participate in, assist, engage in, advise or consult for, lend money to, guarantee, the debts or obligations of, permit his name to be used by, or be in any way connected with any business similar in nature to all or any part of the Company's Business or which competes in any way with the Company's Business.

    During the term of the Agreement and for a period of one (1) year after termination of this Agreement, whether or not such termination is cause, Mazzei will not, directly or indirectly:

(a) persuade or induce any customer of the Company to patronize any other business similar in nature to all or part of the Company's Business or which competes in any way with the Company's Business;

  canvass, solicit or accept business from any customer of the Company for the gain, profit, or pecuniary advantage of Mazzei independently of the employment hereunder or for the gain, profit or pecuniary advantage of any business similar in nature to all or part of the Company's Business or which competes in any way with the Company's Business; or

  request or advise any customer of the Company to withdraw, curtail or cancel such customer's business with the Company.

As used in this Section 7, the expression "Company's Business" means any business which the Company is engaged in at the time of termination of the employee and, including, but not limited to, the generation and sale of electrical energy or the business of the sale and installation of Gasifier systems for waste wood disposal and the term "customers" means those customers of the business who Mazzei has had direct personal dealings with and who are still customers of the Company when the employment is terminated.

    The restrictions upon the activities of Mazzei set forth in paragraphs 6.1 & 6.2 will apply only within the area within 500 kilometers of the place in which the Company is carrying on business at the time of the termination of engagement.

  GENERAL

    Time shall be of the essence of this Agreement .

    This agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

    This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns as the case may be.

    This agreement may not be assigned by either party without the prior written consent of the other.

    The provisions contained herein constitute the entire agreement between the parties hereto and supersede all previous expectations, understandings communications, representations and agreements whether verbal or written between the parties.

    No amendment or waiver or any provision of this agreement shall be binding upon a party unless made in writing and signed by such party.

    The parties will execute and deliver all such further documents and instruments and do all such further acts and things as maybe required to carry out the full intent and meaning of this agreement.

    Any notice to b given under this Agreement shall be in writing and shall be deemed to have been given if delivered to or sent by prepaid registered post addressed to the perspective addresses of the parties appearing on the first page of this agreement (or to such other address as one party provides to the other in a notice given according to this paragraph). Where a notice is given by registered post is shall be conclusively deemed to be given and received on the fifth day after its deposit in a Canada Post office at any place in Canada.

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

THE CORPORATE SEAL OF AUTUMN INDUSTRIES INC. was hereunto affixed in the presence of :

"Byron P. Loewen"
Authorized Signatory

"Dominic Colvin"
Authorized Signatory

THE CORPORATE SEAL OF CORNERSTONE TRAINING STABLES INC.
"W. Gerald Mazzei"
Authorized Signatory

SIGNED AND DELIVERED BY	"W. Gerald Mazzei"
W. GERALD MAZZEI in the presence of:	W. GERALD MAZZEI

"Sandra L. Johnson"
Name

C/o Goluboff & Mazzei #201, 585 16th Street West Vancouver, BC V7V 3R8
Address